UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

0 1861G10 0

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary

of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 27, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 01861G10 0	13D	Page 2 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 26,358,049 Common Units[1]
8 SHARED VOTING POWER 18,000[2]
9 SOLE DISPOSITIVE POWER 26,358,049 Common Units[1]
10 SHARED DISPOSITIVE POWER 16,784,495 Common Units[2,3]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,142,544 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 72.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[1]

Comprised of (i) 5,193,759 Common Units held indirectly by Joseph W. Craft III (“Craft”) through the JWC III Rev Trust of which Craft is trustee; (ii) 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Craft is the indirect sole owner and President, Chief Executive Officer and sole Director); and (iii) 523,122 Common Units held by Alliance Management Holdings III, LLC (of which Craft is President and Director).

[2]

Craft may be deemed to share dispositive and voting power with respect to 18,000 Common Units held by the Joseph W. Craft III Foundation, a charitable foundation of which Craft is co-trustee. The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

[3]

Craft may be deemed to share dispositive power with the Non-Craft Controlled Reporting Persons (as defined in Item 2 of that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”)) with respect to an aggregate of 16,766,495 Common Units held by such Non-Craft Controlled Reporting Persons as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1). The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

CUSIP NO. 01861G10 0	13D	Page 3 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 18,000 Common Units[4]
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 18,000 Common Units[4]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,000 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[4]	Voting and dispositive power of the 18,000 Common Units held by the Joseph W. Craft III Foundation may be deemed to be shared with Joseph W. Craft III, a co-trustee of the foundation.

CUSIP NO. 01861G10 0	13D	Page 4 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 20,641,168 Common Units[5]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER 20,641,168 Common Units[5]
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* CO

* SEE INSTRUCTIONS

[5]

Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D	Page 5 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 20,641,168 Common Units[6]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER 20,641,168 Common Units[6]
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* HC, CO

* SEE INSTRUCTIONS

[6]

Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc, Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D	Page 6 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 20,641,168 Common Units[7]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER 20,641,168 Common Units[7]
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[7]

Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D	Page 7 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS ALLIANCE MANAGEMENT HOLDINGS III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 523,122 Common Units[8]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER 523,122 Common Units
10 SHARED DISPOSITIVE POWER[8] -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 523,122 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[8]	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as sole director of Alliance Management Holdings III, LLC.

CUSIP NO. 01861G10 0	13D	Page 8 of 58

1

NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 6,623,467 Common Units[9]
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 6,623,467 Common Units[9,10]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,623,467 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

[9]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 2,211,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 4,411,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle and Mary Catherine Huigens, as co-trustees of all such trusts. Ms. Guilfoyle and Ms. Huigens became co-trustees of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs on March 20, 2008.

[10]	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 9 of 58

1

NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Mary Catherine Huigens (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,807[11]
8 SHARED VOTING POWER 6,623,467 Common Units[12]
9 SOLE DISPOSITIVE POWER 1,807[12]
10 SHARED DISPOSITIVE POWER 6,623,467 Common Units[12,13]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,625,274 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

[11]	Ms. Huigens, apart from her capacity as co-trustee as described in the immediately following footnote, individually beneficially owns 1,807 Common Units.
[12]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 2,211,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 4,411,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Mary Catherine Huigens and Elaine R. Guilfoyle, as co-trustees of all such trusts. Ms. Huigens and Ms. Guilfoyle became co-trustees of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs on March 20, 2008.

[13]	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 10 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 552,972 Common Units[14]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 552,972 Common Units[14,15]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 552,972 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

[14]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006.

[15]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 11 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 552,972 Common Units[16]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 552,972 Common Units[16,17]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 552,972 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[16]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006.

[17]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 12 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 552,972 Common Units[18]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 552,972 Common Units[18,19]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 552,972 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[18]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006.

[19]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 13 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 552,972 Common Units[20]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 552,972 Common Units[20,21]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 552,972 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[20]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006.

[21]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 14 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,102,895 Common Units[22]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,102,895 Common Unit[22,23]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,102,895 Common Units[24]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

[22]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.

[23]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
[24]

On February 27, 2008, these Common Units, which were previously held by the Joseph W. Craft III Grantor Retained Annuity Trust Dated February 27, 2006 of which Joseph W. Craft III served as trustee, were allocated to the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.

CUSIP NO. 01861G10 0	13D	Page 15 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,102,895 Common Units[25]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,102,895 Common Units[25,26]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,102,895 Common Units[27]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[25]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.

[26]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
[27]

On February 27, 2008, these Common Units, which were previously held by the Joseph W. Craft III Grantor Retained Annuity Trust Dated February 27, 2006 of which Joseph W. Craft III served as trustee, were allocated to the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.

CUSIP NO. 01861G10 0	13D	Page 16 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,102,895 Common Units[28]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,102,895 Common Units[28,29]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,102,895 Common Units[30]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[28]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006.

[29]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
[30]

On February 27, 2008, these Common Units, which were previously held by the Joseph W. Craft III Grantor Retained Annuity Trust Dated February 27, 2006 of which Joseph W. Craft III served as trustee, were allocated to the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft Dated February 27, 2006.

CUSIP NO. 01861G10 0	13D	Page 17 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,102,894 Common Units[31]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,102,894 Common Units[31,32]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,102,894 Common Units[33]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[31]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle and Mary Catherine Huigen, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006.

[32]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
[33]

On February 27, 2008, these Common Units, which were previously held by the Joseph W. Craft III Grantor Retained Annuity Trust Dated February 27, 2006 of which Joseph W. Craft III served as trustee, were allocated to the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft Dated February 27, 2006.

CUSIP NO. 01861G10 0	13D	Page 18 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Charles R. Wesley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,559,625 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 3,559,625 Common Units[34]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,559,625 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[34]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 19 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Nancy Wesley (as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 139,455 Common Units[35]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 139,455 Common Units[35,36]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,455 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[35]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Nancy Wesley, as trustee of such trust.

[36]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 20 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 139,455 Common Units[37]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 139,455 Common Units[37,38]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,455 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[37]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

[38]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 21 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas M. Wynne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,236,894 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,236,894 Common Units[39]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,236,894 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[39]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 22 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cindy J. Wynne (as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 67,478 Common Units[40]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 67,478 Common Units[40,41]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[40]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Cindy J. Wynne, as trustee of such trust.

[41]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 23 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 67,478 Common Units[42]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 67,478 Common Units[42,43]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[42]

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Cindy J. Wynne, as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

[43]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 24 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas L. Pearson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,574,271 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 3,574,271 Common Units[44]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,574,271 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[44]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 25 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Gary J. Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 793,571 Common Units
8 SHARED VOTING POWER 1,653,568[45]
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,447,139 Common Units[46,47]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,447,139 Common Units[47]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[45]	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.
[46]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
[47]

Comprised of (i) 793,571 Common Units held by Gary J. Rathburn individually, and (ii) 1,653,568 Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.

CUSIP NO. 01861G10 0	13D	Page 26 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Anita Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,653,568 Common Units[48]
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,653,568 Common Units[49]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,653,568 Common Units[37]
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[48]	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mrs. Rathburn and her husband, Gary J. Rathburn, each hold a 50% membership interest.
[49]	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 27 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS RaFT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,653,568 Common Units[50]
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,653,568 Common Units[50,51]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,653,568 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[50]	Voting and dispositive power may be deemed to be shared with RaFT LLC’s manager, as well as with Gary J. Rathburn and Anita Rathburn, both of whom own a 50% membership interest in RaFT LLC.
[51]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 28 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cary P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 955,925 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 955,925 Common Units[52]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 955,925 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[52]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 29 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS David A. Gilbert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 740,841 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 740,841 Common Units[53]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,841 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[53]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 30 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS George C. Tichnell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 616,469 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 616,469 Common Units[54]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 616,469 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[54]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 31 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Dale G. Wilkerson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 438,955 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 438,955 Common Units[55]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,955 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[55]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 32 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Bret A. Hardwick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 191,385 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 191,385 Common Units[56]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 191,385 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[56]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 33 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Michael R. Rieck
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 196,271 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 196,271 Common Units[57]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 196,271 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[57]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 34 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 62,238 Common Units[58]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 62,238 Common Units58,[59]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[58]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Alan K. Boswell, as trustee of such trust.

[59]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 35 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Alan Kent Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 62,238 Common Units[60]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 62,238 Common Units[60,61]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[60]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Alan K. Boswell, as Trustee under the Alan Kent Boswell Trust.

[61]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 36 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 62,237 Common Units[62]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 62,237 Common Units[62,63]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[62]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Linda K. Boswell, as trustee of such trust.

[63]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 37 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Linda Knight Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 62,237 Common Units[64]
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 62,237 Common Units[64,65]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

[64]

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Linda K. Boswell, as Trustee under the Linda Knight Boswell Trust.

[65]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 38 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan B. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 115,086 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 115,086 Common Units[66]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 115,086 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[66]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 39 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Kendall Barret
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 76,611 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 76,611 Common Units[67]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,611 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[67]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 40 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS John W. Tanner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 48,175 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 48,175 Common Units[68]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,175 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

[68]	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D	Page 41 of 58

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS S. Paul Mackey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 27,852 Common Units
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER 2,300 Common Units
10 SHARED DISPOSITIVE POWER 25,552 Common Units[69]

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,852 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS

[69]	Dispositive power 25,552 of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

EXPLANATORY NOTE: This Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947)(the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565)(“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647)(“Schedule 13D Amendment No. 2”, and the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1 and Schedule 13D Amendment No. 2, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1.

Item 2.	Identity and Background.

Item 2 is hereby amended as follows:

(a) The cover page for A. Wellford Tabor has been removed. As reported in Schedule 13D Amendment No. 2, effective as of March 20, 2008, Mr. Tabor was replaced as Trustee of each of (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006 (collectively, the “Craft Children’s Irrevocable Trusts”) and is no longer deemed to be a member of the filing group reported under this Amended Schedule 13D.

(b) Cover pages have been added for each of (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006; (ii) Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006; (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”). Beneficial ownership of the aggregate 4,411,579 Common Units held in the Craft Children’s GRATs was attributed to Joseph W. Craft III, individually, in Schedule 13D Amendment No. 1 and Schedule 13D Amendment No. 2 because those Common Units were held in the Joseph W. Craft III Grantor Retained Annuity Trust Dated February 27, 2006, of which Joseph W. Craft III served as trustee until February 27, 2008. Effective as of February 27, 2008, Joseph W. Craft III ceased to beneficially own those Common Units as they were allocated to the Craft Children’s GRATs for which A. Wellford Tabor initially served as trustee until he was replaced on March 20, 2008 by new co-trustees, Elaine R. Guilfoyle and Mary Catherine Huigens. The cover pages for Ms. Guilfoyle and Ms. Huigens, which were added in Schedule 13D Amendment No. 2 to reflect their positions as co-trustees of the Craft Children’s Irrevocable Trusts, have been revised to reflect that they also serve as co-trustees of the Craft Children’s GRATs.

(c) Schedule I to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items to provide required information regarding the Craft Children’s GRATs and the co-trustees thereof:

Name	Citizenship or State of Formation, as Applicable	Business Address or Residence
Elaine R. Guilfoyle, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	USA	Elaine R. Guilfoyle c/o Alliance Resource GP, LLC 1717 South Boulder Avenue Tulsa, OK 74119

Mary Catherine Huigens, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	USA	Mary Catherine Huigens, Co-Trustee Sr. Vice President and Trust Officer Bank of Oklahoma BOK Place @ Southern Hills 5727 S. Lewis Suite 800 Tulsa, OK 74105

Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006	Oklahoma	c/o Mary Catherine Huigens, Co-Trustee Sr. Vice President and Trust Officer Bank of Oklahoma BOK Place @ Southern Hills 5727 S. Lewis Suite 800 Tulsa, OK 74105

Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006	Oklahoma	c/o Mary Catherine Huigens, Co-Trustee Sr. Vice President and Trust Officer Bank of Oklahoma BOK Place @ Southern Hills 5727 S. Lewis Suite 800 Tulsa, OK 74105

Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006	Oklahoma	c/o Mary Catherine Huigens, Co-Trustee Sr. Vice President and Trust Officer Bank of Oklahoma BOK Place @ Southern Hills 5727 S. Lewis Suite 800 Tulsa, OK 74105

Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006	Oklahoma	c/o Mary Catherine Huigens, Co-Trustee Sr. Vice President and Trust Officer Bank of Oklahoma BOK Place @ Southern Hills 5727 S. Lewis Suite 800 Tulsa, OK 74105

(d) Schedule II to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items to provide required information regarding the Craft Children’s GRATs and the co-trustees thereof:

Name	Principal Occupation or Employment; Name of Organization in which such Employment is Conducted
Elaine R. Guilfoyle, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	Elaine R. Guilfoyle serves as the co-trustee for eight trusts that hold AHGP Common Units and is a homemaker.

Mary Catherine Huigens, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	Mary Catherine Huigens is a Sr. Vice President and Trust Officer of Bank of Oklahoma and she serves as the co-trustee for eight trusts that hold AHGP Common Units. Her employer, Bank of Oklahoma, is located at BOK Place @ Southern Hills, 5727 S. Lewis, Suite 800, Tulsa, OK 74105.

Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006	The Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006 is a trust.

Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006	The Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006 is a trust.

Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006	The Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006 is a trust.

Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006	The Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 is a trust.

Item 5.	Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 are hereby amended and restated as follows:

(a) There were 59,863,000 Common Units outstanding as of December 22, 2008. The number of Common Units beneficially owned by each Reporting Person and the percentage of the total number of Common Units outstanding represented by such beneficial ownership is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference.

(b) The number of Common Units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

Item 6.	Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

(a) On September 16, 2008, Alliance Management Holdings III, LLC (“AMH III”) entered into option agreements with numerous employees of Alliance Coal, LLC and its affiliates pursuant to which AMH III sold to such employees the right to acquire an aggregate of 266,505 Common Units held by AMH III (the “September 16th Options”). On September 25, 2008, AMH III entered into additional option agreements with employees of Alliance Coal, LLC and its affiliates pursuant to which AMH III sold to such employees the right to acquire an aggregate of 47,500 additional Common Units held by AMH III (the “September 25th Options”, and together with the September 16th Options, the “Employee Options”). AMH received consideration of $3.36 per Common Unit for each Employee Option. All of the Employee Options are exercisable from July 1, 2011 through July 1, 2013 and have an exercise price of $30.00 per Common Unit. None of the recipients of the Employee Options are Reporting Persons hereunder. The agreement for each Employee Option (the “AMH III Option Agreement”) is in substantially the form attached hereto as Exhibit F.

(b) As reported in Item 6 of Schedule 13D Amendment No. 2, eight of the Reporting Persons under the Amended Schedule 13D granted options to purchase Common Units held by such Reporting Persons to Alliance Holdings GP, L.P. (the “Partnership”). The exercise period for those options became effective between July 31, 2008 and August 6, 2008 and the exercise period for all such options expired on October 28, 2008. None of the options were exercised by the Partnership during the exercise period and neither the Reporting Persons nor the Partnership have any remaining obligations under those option agreements.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended and restated as follows:

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on May 10, 2006 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 06824756); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 22, 2008; filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed herewith.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 22, 2008

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Joseph W. Craft III

JOSEPH W. CRAFT III FOUNDATION

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/08/06
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and December 11, 2008
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Mary Catherine Huigens by Megan Cordle pursuant to Powers of Attorney dated 8/11/08 and December 11, 2008
Mary Catherine Huigens, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Charles R. Wesley by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Charles R. Wesley

/s/ Nancy Wesley by Megan Cordle pursuant to Powers of Attorney dated 2/3/07 and 2/5/07
Nancy Wesley, individually, and as Trustee under
The Charles R. Wesley Family Trust Irrevocable
Trust Agreement, dated March 28, 2006

/s/ Thomas M. Wynne by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Thomas M. Wynne

/s/ Cindy J. Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy J. Wynne, individually, and as Trustee under
The Thomas M. Wynne Family Trust Irrevocable
Trust Agreement, dated March 28, 2006

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Gary J. Rathburn

/s/ Anita Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Anita Rathburn

RaFT LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/13/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Cary P. Marshall

/s/ David A. Gilbert by Megan Cordle pursuant to Power of Attorney dated 2/2/07
David A. Gilbert

/s/ George C. Tichnell by Megan Cordle pursuant to Power of Attorney dated 2/3/07
George C. Tichnell

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Dale G. Wilkerson

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Bret A. Hardwick

/s/ Michael R. Rieck by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Michael R. Rieck

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Alan B. Smith by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Alan B. Smith

/s/ Kendall Barret by Megan Cordle pursuant to Power of Attorney dated 2/4/07
Kendall Barret

/s/ John W. Tanner by Megan Cordle pursuant to Power of Attorney dated 2/20/07
John W. Tanner

/s/ S. Paul Mackey by Megan Cordle pursuant to Power of Attorney dated 2/7/07
S. Paul Mackey

EXHIBIT INDEX

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on May 10, 2006 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 06824756); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 22, 2008; filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of the AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed herewith.